                                                                     Exhibit 4.4

                          REDDY U.S. THERAPEUTICS, INC.
                            2003 SHARE PURCHASE PLAN


                                    Article 1
                                  Introduction

      The purpose of this Reddy U. S. Therapeutics Inc. 2003 Share Purchase Plan (the "U.S. Plan 2003") is to provide employees, consultants and directors of Reddy U. S. Therapeutics, Inc. ("RUS") and its majority-owned subsidiaries (collectively, the "Employing Companies" or, individually, the "Employing Company") who are resident in the United States with an opportunity to acquire shares in Dr. Reddy's Laboratories Ltd. ("DRL") and to benefit from any appreciation thereof, thus providing an increased incentive for these employees, consultants and directors to contribute to the future success and prosperity of DRL, RUS and their subsidiaries and affiliates.

                                    Article 2
                                    The Plan

      The U.S. Plan 2003 is part of an initiative established by DRL to enable the purchase of its stock by its employees and the employees of its subsidiaries and affiliates. This plan is adopted effective as of November 10, 2003, in connection with the proposed reorganization of RUS pursuant to that certain AMENDED AND RESTATED STOCK SWAP AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 2, 2003, by and among DRL, Reddy Antilles, N.V., and individual shareholders of RUS, and to permit participants in Reddy U. S. Therapeutics, Inc. 2000 Stock Option Plan to continue to benefit from their contribution to DRL and its subsidiaries and affiliates.

                                    Article 3
                                   Eligibility

      Individuals eligible for the U.S. Plan 2003 ("Participants") are those who: (1) are resident in the United States, (2) are employed by or serving as a director, employee or consultant of an Employing Company as defined in Article 1, and (3) are selected by the Board of Directors of DRL for participation in the U.S. Plan 2003.

                                    Article 4
                                      Terms

      Each Participant may purchase shares of DRL, either in the form of shares or American Depositary Shares ("ADSs") (which may be newly issued or purchased on the open market) representing DRL shares. Such shares may be purchased at a discount from their market price, which discount, if any, shall be determined by the Board of Directors of DRL. The consideration for such shares may be cash, the waiver of rights to other securities, or such other consideration as the Board of Directors of DRL shall determine. The number of shares or ADSs that may be purchased by each Participant shall be determined by the Board of Directors of DRL and communicated to Participants. The Board of Directors of DRL shall establish procedures by which purchases of shares under the U.S. Plan 2003 may be made, which may (without limitation) provide that such shares or ADSs may be purchased on the open market by DRL or any of its affiliated companies for purposes of the transactions contemplated in this plan.

                                    Article 5
                            Amendment and Termination

      DRL may, in its sole discretion, suspend or terminate the U.S. Plan 2003, reconstitute the U.S. Plan 2003 in whole or in part, or revise the U.S. Plan 2003 in any respect whatsoever, except that no change shall adversely affect the terms as to shares already acquired by the Participant without the Participant's consent, unless such change is required to comply with applicable law.

                                    Article 6
                                  Miscellaneous

      Nothing in the U.S. Plan 2003 nor in any shares acquired pursuant to the U.S. Plan 2003 shall confer on a Participant any right to continue in the employ or service of the Employing Companies or any other rights other than those stated herein.

      In the event the Employing Companies are required to withhold any taxes in connection with the purchase of shares under the U.S. Plan 2003, the applicable Employing Company may, in its discretion, determine the method and amount of withholding for tax purposes (which may include, without limitation, the payment by the Participant of required withholding).

      In the event of any disagreement as to the interpretation of the U.S. Plan 2003, or as to any right or obligation arising from or related to the U.S. Plan 2003, DRL shall make a determination as to any such interpretation, which determination shall be final and binding upon the Participants to the maximum extent permitted by law.

      The U.S. Plan 2003 is being offered entirely at DRL's discretion and does not give any right, entitlement, or expectation that any further offer of shares in connection with the U.S. Plan 2003 or otherwise will be made in the future.

      The effective date of the U.S. Plan 2003 shall be determined by the Board of Directors of RUS.